Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
February 5, 2014
February 2014	Advisory

Credit Suisse Structured Product Offering List

Please find the indicative terms for our February advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. For any particular offering of the securities discussed herein, the proceeds to the issuer may differ from the proceeds to the issuer disclosed below. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

5 Year SPX RTY SX5E Contingent Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a quarterly contingent coupon expected to be between [8.00-8.50%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level/Coupon Barrier Level*	Contingent Coupon Schedule	Proceeds to Issuer	Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QH66	•[8.00%-8.50%]* p.a. if no Coupon Barrier Event occurs •Otherwise, no contingent coupon paid for the period.	Lowest performing of: S&P 500® Index, Russell 2000® Index and EURO STOXX 50® Index	Approximately 60% of Initial Level; European Knock-In	Quarterly contingent coupon periods	99.50%			2/14/14	2/20/14	2/20/19

18 Month SPX RTY High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [8.00% -10.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Coupon Schedule	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QH33	•[8.00%-10.00%]* p.a. if no Knock-In Event •Otherwise, 1.00% p.a. for remainder of term	Lowest Performing of: S&P 500® Index and the Russell 2000® Index	Approximately 70%of Initial Level; American Knock-In	Quarterly coupon periods	99.75%			2/28/14	3/5/14	9/8/15

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Equity-Linked Alternatives

2 Year SPX RTY Callable Cert Plus Securities
Prior to the Maturity Date, the Issuer may redeem the securities on March 5, 2015 for an amount equal to the principal amount of securities multiplied by the sum of 1 plus the Call Return, expected to be between [9.00%-11.00%]. Subject to early redemption, if the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times the Upside Participation Rate, expected to be 150%*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QGW0	• If Final Level > Initial Level of Lowest Performing Underlying, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying multiplied by150%*. • If Final Level < Initial Level of Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level of Lowest Performing Underlying and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	99.75%			2/28/14	3/5/14	3/7/16

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times [130%-135%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QH25	• If Final Level > Initial Level of Lowest Performing Underlying, then a positive return, uncapped, based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying multiplied by [130%-135%]*. • If Final Level < Initial Level of Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level of Lowest Performing Underlying and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 50% of Initial Level; European Knock-In	99.50%			2/28/14	3/5/14	3/5/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Contact Info.

Toll Free Group Number:	1-877-927-7335
Group Email Address:	list.isg-nyc@credit-suisse.com

Credit Suisse Contact Information

Elaine Sam	James Bass	Javier Garcia	Andy Martin
elaine.sam@credit-suisse.com	james.bass@credit-suisse.com	Javier.garciagarduno@credit-suisse.com	andrew.martin@credit-suisse.com
212 325 5072	212 538 4488	212 325 0433	212 538 2645

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.